Exhibit 99.(i)

October 12, 2016

EIP Investment Trust

10 Wright Street

Westport, Connecticut 06880

Subject:	Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A relating to EIP Investment Trust, a Delaware statutory trust

Registration No. 333-212228; File No. 811-21940

Ladies and Gentlemen:

We have acted as counsel to EIP Investment Trust, a Delaware statutory trust (the “Trust”), including its sole series, EIP Growth and Income Fund (the “Fund”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Pre-Effective Amendment No. 1 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 14 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Second Amended and Restated Declaration of Trust, Bylaws and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

We have assumed the following for purposes of this opinion:

(1)	The shares of the Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, Bylaws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Fund.

(2)	The Fund’s shares will be issued against payment therefor as described in the Fund’s then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the Trust’s Second Amended and Restated Declaration of Trust and Bylaws, and after the Amendment has been declared effective, the shares of beneficial interest, par value $0.01 per share, of the Fund to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

Thompson Coburn LLP | Attorneys at Law | One US Bank Plaza | St. Louis, Missouri 63101

P 314.552.6000 | F 314.552.7000 | www.thompsoncoburn.com

Chicago • Los Angeles • St. Louis • Southern Illinois • Washington, D.C.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

/s/ Thompson Coburn LLP

Thompson Coburn LLP